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                                                                   EXHIBIT 10.3



January 11, 1999



<<FIRST_NAME>> <<LAST_NAME>>
<<Street>>
<<City>>, <<St>>  <<Zip_Code>>

Dear <<_____________>>:

         As you know, on July 27, 1998, GTE Corporation entered into an Agreement and Plan of Merger (the "Definitive Agreement") with Bell Atlantic Corporation ("Bell Atlantic"). In line with this decision, the businesses of the two companies will be merged (the "Merger") on a date yet to be determined ("the Closing Date"). It is crucial that we continue to conduct business as usual during the period preceding the Closing Date and that we retain people like yourself whose skill is essential to our ongoing business efforts and/or the Merger. This Agreement is intended to provide you with an incentive to continue your employment through the Closing Date.

         1. Merger Bonus. On or about 45 days following the Closing Date, you will receive a merger implementation and retention bonus (a "Merger Bonus") equal (before withholding of applicable taxes) to one and one half times the sum of (i) your base annual salary as of the Closing Date and (ii) the prior three-year average corporate rating (as of the date of shareholder approval of the Merger) under GTE's Executive Incentive Plan ("EIP") for your grade level as of the Closing Date multiplied by an amount equal to 100% of norm for that grade level under EIP.

         2. Involuntary Termination Without Cause. If your employment is terminated involuntarily without Cause (and for reasons other than your death or disability) prior to the Closing Date, you will receive a payment equal to the Merger Bonus to which you would have been entitled had your employment continued through the Closing Date. Payment will be made at the same time such bonuses are paid to other eligible employees. Under no circumstances will your resignation from employment or retirement for any reason constitute an involuntary termination without Cause for purposes of this Agreement.

         3. Death or Disability. Should the Merger be concluded as anticipated and you die or become disabled (within the meaning of GTE's Long Term Disability Plan) prior to the Closing Date, you, or, in the event of your death, your estate, will receive a prorated Merger Bonus based on the ratio of
(i) the number of days you remained actively employed between the date of this Agreement and the Closing Date to (ii) the number of days between the date of this Agreement and the Closing Date. The prorated



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Merger Bonus payable under this paragraph shall be paid at the same time the
Merger Bonus is paid to other eligible employees.

         4. Circumstances When No Bonus Will Be Paid. You will not receive a Merger Bonus if the Closing Date does not occur. Should you resign or retire for any reason prior to the Closing Date or should you at any time engage in conduct that would constitute Cause, you will not be eligible to receive any portion of the Merger Bonus. For purposes of this Agreement, Cause means (i) failure to perform satisfactorily the duties assigned to you; (ii) breach of any of the terms of this Agreement; (iii) violation of a law (other than a traffic violation or minor civil offense), whether or not there has been a conviction; or (iv) breach of any written company policy or agreement, including, but not limited to, the Employee Agreement Relating to Intellectual Property (Policy 412) or its equivalent (the "Employee Agreement Relating to Intellectual Property"), or the Standards of Business Conduct, as each is amended from time to time.

         5. Prohibition Against Recruiting or Hiring. Commencing on the date of this Agreement, and, in the event your employment is terminated for any reason, for one year following such termination, you agree that you will not, without the prior written consent of the Executive Compensation and Organizational Structure Committee of GTE Corporation's Board of Directors, its designee, its successor, or its successor's designee (the "ECC"):

         (i) Recruit or solicit any employee of GTE (which, for purposes of this Agreement, includes GTE Corporation, any corporate subsidiary or other company affiliated with GTE Corporation, any company in which GTE Corporation owns directly or indirectly an equity interest of at least ten percent, and the successors and assigns of any such company, including, following the Merger, Bell Atlantic Corporation, its subsidiaries, affiliates, and other related entities and their successors and assigns) for employment or retention as a consultant or provider of services;

         (ii) Hire, or participate with another entity or third party in the process of hiring, any employee of GTE;

         (iii) Provide names or other information about GTE employees to any person or business under circumstances that you know or should know could lead to the use of that information for purposes of recruiting or hiring; or

         (iv) Interfere with the relationship between GTE and any of its employees, agents, or representatives.

         6. Prohibition Against Soliciting GTE Customers. Commencing on the date of this Agreement, and, in the event your employment with GTE is terminated for any reason, for one year following such termination, you agree that you will not solicit or contact, directly or indirectly, any customer, client, or prospect of GTE with whom you or any of the GTE employees reporting to you had any contact at any time during the year preceding your termination for the purpose of inducing such customer, client, or prospect to cease being, or to not become, a customer or client of GTE or to divert business from GTE.


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         7. Confidentiality. You agree that you will not disclose or discuss either the existence or the terms of this Agreement under any circumstances where such information could reasonably be expected to, directly or indirectly, come to the attention of any present or former employee, contractor, or consultant of GTE. You further agree that you will require anyone with whom you share information regarding this Agreement to adhere to the same standard of confidentiality.

         8. Proprietary Information. You agree that you will at all times comply with your obligations under the Employee Agreement Relating to Intellectual Property and preserve the confidentiality of all Proprietary Information and trade secrets of GTE and the Proprietary Information and trade secrets of third parties, including customers, that are in the possession of GTE by not disclosing the same to any other party or using the same, or any portion thereof, for the benefit of anyone other than GTE. "Proprietary Information" means information obtained or developed by you or to which you had access during your employment with GTE, including, but not limited to, customer information and other trade secrets and Proprietary Information of GTE and third parties that has not been fully disclosed in a writing generally circulated by GTE to the public at large without any restrictions on use or disclosure. You agree that you will return all copies, in whole or in part, in any form, of trade secrets and Proprietary Information in your possession or control in the event of your termination of employment or upon request by GTE, whichever occurs earlier, without making or retaining a copy.

         9. Survival Of And Consideration For Covenants. You acknowledge and agree that any payment made pursuant to this Agreement includes consideration for the covenants contained in paragraphs 5, 6, 7, and 8 of this Agreement and that the obligations set out in paragraphs 5, 6, 7, and 8 of this Agreement survive any cancellation, termination, or expiration of this Agreement or the termination of your employment with GTE.

         10. Deferral. Amounts otherwise payable to you under this Agreement may be deferred under GTE's EIP deferral regulations, or any successor arrangement, in accordance with the terms of those regulations. Amounts deferred under this Agreement shall not, however, be eligible for match under GTE's Equity Participation Plan.

         11. Payment Taxable/Not Benefit Bearing. Applicable taxes will be withheld from any payment made pursuant to this Agreement. Amounts payable under this Agreement shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, insurance, or other employee compensation or benefit plan maintained by GTE.

         12. No Duplication Of Benefits. Except for grants and agreements specifically approved by the ECC, there shall be no duplication between any payment provided for by this Agreement and any other retention incentive program that provides for payment of a retention bonus for continued employment during any part of the same time period covered by this Agreement. As a result, any payment otherwise due under


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this Agreement shall be reduced by any amounts due under any such retention incentive program.

         13. Business Discretion Of GTE. Nothing in this Agreement is intended to limit the discretion of GTE to take any action with regard to the Merger that GTE may consider appropriate, including, without limitation, postponing the Closing Date or terminating the Definitive Agreement. This Agreement does not entitle you to remain in the employ of GTE for any minimum or prescribed period of term and does not modify the at-will status of your employment.

         14. Assignment By GTE. GTE may assign this Agreement without your consent to any company that acquires all or substantially all of the stock or assets of GTE, or into which or with which GTE is merged or consolidated. This Agreement may not be assigned by you, and no person other than you (or your estate) may assert your rights under this Agreement.

         15. Dispute Resolution. You agree that the ECC shall have sole discretion to interpret this Agreement and to resolve any and all disputes under this Agreement, including, but not limited to, issues arising under paragraphs 2, 4, 5, 6, 7, and 8. You further agree that the ECC's determination shall be final and binding.

         16. Waiver. The waiver by GTE of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

         17. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, disregarding its choice of law rules.

         18. Remedies. You acknowledge that irreparable injury to GTE will result in the event of any breach by you of any of the covenants or obligations under this Agreement, including other obligations referenced herein. In the event of a breach of any of your covenants and commitments under this Agreement, including any other obligations referenced herein, GTE shall not be obligated to make any payment otherwise required under this Agreement and may, at GTE's discretion, require you to repay any amounts already paid to you, including amounts that may have been deferred. In addition, GTE reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief, and compensatory and punitive damages.

         19. Definitions/Relationship To Other Agreements. The definitions contained in this Agreement, including but not limited to the definition of Cause, shall be controlling for purposes of this Agreement. These definitions shall not be modified by, nor shall they modify, definitions for terms in any other agreement to which you may be a party.

         20. Entire Agreement. You acknowledge and agree that this Agreement sets forth the entire understanding of the parties with regard to the subject matter addressed


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herein and that this Agreement supersedes all prior agreements and communications, whether written or oral, pertaining to the incentive described herein. This Agreement shall not be modified except by written agreement duly executed by you and GTE.

         I hope that the terms of this Agreement and the incentive just described will provide you with a level of comfort as you continue your valuable contributions to GTE. GTE believes you have made and will continue to make a difference in our future -- we are truly pleased to have you on our team. If this Agreement meets with your satisfaction, please sign below and return the original to me within fifteen (15) business days.

Sincerely,



Charles R. Lee
Chairman & Chief Executive Officer


I have read, understand and agree to the foregoing.

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Employee's Signature


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Date